THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

June 1, 2003

FOR VALUE RECEIVED, TMSF HOLDINGS, INC., a Delaware corporation (“Company”), promises to pay to ALLIANCE LENDING GROUP, a California corporation (“Holder”), or its registered assignee(s), the principal sum of Two Million Dollars ($2,000,000) together with interest thereon from the date of this Convertible Subordinated Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to fifteen percent (15%) per annum, until the principal amount hereof, all interest accrued therein and all other amounts due to Holder hereunder is paid (or converted as provided in Section 5 hereof). Interest shall be computed hereunder based on a 365-day year and paid for on the actual number of days elapsed for any whole or partial month in which interest is being calculated. All unpaid principal and accrued interest shall be due and payable on May 31, 2006 (the “Due Date”), unless this Note shall have been previously converted in full pursuant to Section 5 hereof. At any time, and from time to time, Company may in its sole discretion repay to Holder the then outstanding principal balance and all accrued but unpaid interest, in whole or in part, on one or more occasions prior to the Due Date without penalty, subject to any prior conversion pursuant to Section 5 hereof.

        The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

          1.        Payments. Interest under this Note shall be payable monthly, in arrears, and shall be due on the first day of each calendar month during the term. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Holder located at 727 West Seventh Street, Suite 800, Los Angeles, California 90017, or at such other place as Holder may designate in writing. Each payment hereunder shall, when made, be credited first to any legal fees and collections expenses payable to Holder as provided herein, then to late charges, then to interest then due and finally to principal.

          2.        Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

               (a)     Failure to Pay or Other Defaults in Performance. Company shall default in the payment of any installment or amount when due, or in the performance of any provision or condition contained herein or in any document or instrument relating to the transaction evidenced hereby; or

               (b)     Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

               (c)     Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

               (d)     Assignment. An actual or attempted assignment of this Note without the prior written consent of Holder as contemplated by Section 9, below.

          1.        Late Charges. In the event that any given monthly payment of interest or any other payment, including final payment of the principal, required hereunder shall not be received by Holder within five (5) days of the due date, a late charge of ten cents ($0.10) for each dollar ($1.00) of the amount of such given monthly payment so overdue may be charged by Holder for the purpose of defraying the expense incident to handling such delinquent payment. Such late charge represents the reasonable estimate of Holder and Company of a fair average compensation for the loss that may be sustained by Holder due to the failure of Company to make timely payments. Such late charge shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid or to declare a default under this Note.

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Company's Initials

          4.        Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding principal and accrued but unpaid interest payable by Company hereunder shall accelerate and automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

          5.      Conversion.

               (a)     Conversion. The entire outstanding balance under this Note (including all outstanding principal , interest and any and all other amounts owed hereunder at the time of any conversion), shall be convertible at the sole option of Holder into shares of Company’s Common Stock (the “Common Stock”) at the Conversion Price (as defined below) in effect at the time of the conversion and subject to terms set forth below. The number of shares into which this Note may be converted shall be determined by dividing the outstanding principal amount of this Note, plus any accrued and unpaid interest to be converted, by the Conversion Price (as defined below). The “Conversion Price” shall subject to change as set forth in this Section 5 be Seventy Cents ($.70) per share of Common Stock. The Conversion Price and the number and kind of shares of Common Stock or other securities to be issued upon conversion of the Note, as determined pursuant to Section 5(b) hereof, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding.

               (b)     Adjustments to Conversion Price for Certain Events.

                    (i)     Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (ii)     Adjustments for Other Distributions. In the event Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of Company other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that Holder of this Note shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of Company which it would have received had this Note been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of Holder of this Note.

                    (iii)     Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares as provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, or similar transaction, be proportionately adjusted such that this Note shall be convertible into, in lieu of the number of shares of Common Stock which Holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by Holder upon conversion of this Note immediately before that change.

               (c)     Fractional Shares; Interest. No fractional shares shall be issued upon conversion of this Note. In lieu of Company issuing any fractional shares to Holder upon the conversion of this Note, Company shall pay to Holder an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. In addition, Company shall pay to Holder any interest accrued and not converted further to Section 5(a) on the amount converted. under this Note.

               (d)     Mechanics of Conversion. Before Holder shall be entitled to convert this Note into shares of Common Stock, Holder shall deliver the Note, duly endorsed, at the principal offices of Company, and shall give written notice by mail, postage prepaid, to Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. It is understood and agreed that this Note shall continue to be the property of Holder until such time that Holder receives the share certificate or certificates as contemplated by this Section 5. Company shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of this Note, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. Upon delivery of the certificate or certificates for shares to Holder, the Note shall be deemed to have been unconditionally surrendered as of the date of delivery to Company and the conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of this Note to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (e)     No Fractional Shares and Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to Holder of this Note a certificate of its Chief Financial Officer setting forth such adjustment or readjustment and setting forth in detail the facts on which the adjustment or readjustment is based. Company shall, upon the written request at any time of Holder of this Note, furnish or cause to be furnished to Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Note.

               (f)     Reservation of Stock Issuable Upon Conversion. Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of this Note, Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (g)     Notices. Any notice required by the provisions of this Section 5 to be given to Holder of this Note shall be given in accordance with the terms set forth below.

               (h)     Registration. Holder shall have the right, at Holder’s option, to require that Company register (at Company’s cost) all or a portion of the Common Shares received by Holder as part of the conversion contemplated by this Section 5. Such registration shall be promptly commenced and diligently pursued to completion by Company.

               (i)        Effect of Conversion. Upon conversion of this Note, the tender and delivery of the share certificate or certificates to Holder (the registration of the Common Shares (as called for by Section 5(h) hereof), and after full repayment of any and all additional balances specified in this Section 5, the obligations served by this Note shall be deemed repaid and Company shall be released from further obligations hereunder.

          6.     Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated to the indebtedness of Company existing as of the date of this Note and any subsequent indebtedness as duly approved by the Board of Directors under any working capital, accounts receivable, equipment lease financing, warehouse line, reverse repurchase facility or other similar facility provided by a bank, commercial finance lender, insurance company, leasing or equipment financing institution or other financial institution engaged in the business of lending money, provided, however, that Company shall promptly give written notice to Holder of the approval of all indebtedness in excess of $100,000 approved by the Board of Directors by Company after the date of this Note.

          7.     Successors and Assigns. The rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

          8.     Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company’s Board of Directors and Holder. In the event that any principal of Holder is a member of Company’s Board of Directors at the time any consent is given, such person shall abstain from voting on this matter.

          9.     Assignment by Company. This Note and the rights, interests or obligations hereunder may not be assigned, in whole or in part, by Company without the prior written consent of Holder, which consent may be withheld at the sole discretion of Holder. Notwithstanding the forgoing, Company shall have the right, after notice to Holder, to assign the rights, interest and obligations of Company hereunder to any affiliate company which acquires (through merger, acquisition or other purchase) all of the shares and equity of Company.

          10.     Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

          11.     Default Rate. Should Company default in the payment of any of the indebtedness evidenced hereby, after the entire principal amount hereby shall have become due and payable, whether by acceleration, at maturity or otherwise, the entire unpaid balance under this Note shall thereafter bear interest at the “Default Interest Rate”, which is the lesser of (a) eighteen percent (18%) per annum, or (b) the highest rate permitted by law. Said Default Interest Rate shall only apply for such periods which Company remains in default and the interest rate shall return to the non-default rate stated herein following the cure of any such default. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

          12.     Usury and Maximum Interest Rate. Holder hereby acknowledges that (i) The Mortgage Store Financial Inc., a California corporation (“Broker”), has arranged and negotiated the terms of this Note; (ii) Broker shall receive monetary or other compensation for such services; (iii) Broker is a licensed California real estate broker; and (iv) based on the foregoing, the transaction evidenced by this Note is exempt from the maximum interest rate limitations set forth under Article XV of the California Constitution. Notwithstanding the foregoing, all agreements between Holder and Company are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Company for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under the applicable usury law.

          13.     Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California.

          14.     Waiver of Jury Trial. To the fullest extent permitted by applicable law, Company and Holder hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Note.

          15.     Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          16.     Severability. In case any one or more of the provisions contained in this Agreement shall be deemed invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          17.     Capacity. Company represents and warrants to Holder that it has the full power, due authority and legal right to incur the indebtedness and other obligations provided for herein and that the person or persons signing this Note on behalf of Company have been duly authorized to execute and deliver this Note to Holder.

          18.     Litigation — Taxes. Company shall properly and promptly notify Holder in writing of any material claim, suit or proceeding brought against Company which, if adversely determined, would have an effect upon Company’s financial condition or business affairs or which in any way pertains to the ability of Company to meet its obligations relating to the obligations under this Note. Company shall pay in full when due all taxes assessed against Company.

          20.        Attorneys’ Fees and Costs. In the event that suit be brought hereon by Holder or its assignee, or an attorney be employed or expenses be incurred to compel payment of this Note or any portion of the indebtedness evidenced hereby (with or without the actual commencement of a lawsuit), Company promises to pay all such attorneys’ fees, and legal and collection costs incurred by Holder.

          19.     Waiver of Notice. Company hereby waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest and, specifically, consents to waive notice of any renewals or extensions of this Note, whether made to or in favor of Company or any other person or persons. To the full extent allowed by law, the pleading of any statute of limitations as a defense to any demand against Company is expressly waived by Company.

          20.     Exercise of Rights. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (a) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (b) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Company hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Company under this Note, either in whole or in part unless Holder agrees otherwise in writing.

          21.     Gender and Number. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the identity of the person or persons, or as the context may require.

          23.        Time of Essence. Time is of the essence of each and every obligation contained herein.

          24.     Future Cooperation. In the event Holder at any time discovers that this Note contains an error which was caused by clerical mistake, calculation error, computer error, printer error, or similar error, Company agrees, upon notice from Holder to re-execute any replacement note or documents that are necessary to correct any such errors, and Company also agrees not to hold Holder responsible for any damage resulting from such error. If the original of this Note is lost, stolen, mutilated or destroyed, and Holder delivers to Company an indemnification in Company’s favor, signed by Holder, Company shall sign and deliver to Holder, a replacement document identical in form and content which will have the effect of the original for all purposes.

        IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

"Company"

TMSF HOLDINGS, Inc.,
a Delaware corporation

By:

/s/Raymond Eshaghian
Name: Raymond Eshaghian
Title: Chief Executive Officer
          and duly authorized
          signatory for Company